Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@hlth.com	khahn@webmd.net
201-414-2002	212-624-3760
HLTH CORPORATION ANNOUNCES AGREEMENT TO SELL POREX UNIT TO
AURORA CAPITAL GROUP FOR $142 MILLION
ELMWOOD PARK, NJ (September 18, 2009) – HLTH Corporation (Nasdaq: HLTH) today announced that it has entered into a definitive agreement to sell its Porex segment to affiliates of Aurora Capital Group, a Los Angeles based private equity firm, for $142 million. The closing is expected in the fourth quarter and is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.
The purchase price of $142 million consists of $74.5 million in cash payable at closing and $67.5 million in senior secured debt. The $67.5 million in senior secured debt accrues interest at a rate of 8.75% per annum paid quarterly. The principal is to be paid down by $10 million per year on the anniversary of the closing for each of the first three years and by a final payment of $37.5 million on the fourth anniversary of the closing. The debt will be secured by the assets of Porex Corporation.
Porex develops, manufactures and distributes porous plastic products and components used in healthcare, industrial and consumer applications. Porex’s customers include both end-users of its finished products, as well as manufacturers that include its components in their products. Porex is an international business with manufacturing operations in North America, Europe and Asia and customers in more than 75 countries.
HLTH previously announced its intent to sell Porex and has been reflecting Porex as discontinued operations in its financial statements.
In connection with the sale of Porex, Jefferies & Company, Inc. acted as HLTH’s exclusive financial advisor and Shearman & Sterling LLP acted as HLTH’s legal advisor.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 83% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of porous plastic products and components used in healthcare, industrial and consumer applications.
About AURORA CAPITAL GROUP
Aurora is a Los Angeles-based private equity firm managing over $2.0 billion that utilizes two distinct investment strategies. Aurora Equity, which has entered the Porex agreement, focuses principally on control investments in middle-market industrial, manufacturing and selected service oriented businesses, each with a leading position in sustainable niches, a strong cash flow profile, and actionable opportunities for both operational and strategic enhancement. Aurora Resurgence invests in debt and equity securities of middle-market companies and targets complex situations that are created by operational or financial challenges either within a company or a broader industry. For more information about Aurora Capital Group, visit www.auroracap.com or www.aurorares.com.
*****************************
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding matters related to the closing of the sale transaction described in this press release (the “Sale Transaction”). These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and changes in facts and circumstances and other uncertainties concerning the completion of the Sale Transaction. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
*****************************
WebMD®, WebMD Health® and POREX® are trademarks of HLTH Corporation or its subsidiaries.

2